SUB-ITEM 77D:

(a)	On February 11, 2005, the Board of Trustees of
Allegiant authorized each Fund (except the Intermediate Tax Exempt Bond Fund, Michigan
Intermediate Municipal Bond Fund, Ohio Intermediate
Tax Exempt Bond Fund, and Pennsylvania Intermediate
Municipal Bond Fund) to invest in various types of exchange-traded funds ("ETFs") including, but not limited to, iSharesSM, Standard & Poor's Depositary
ReceiptsTM ("SPDRs"), S&P Sector SPDRs, DIAMONDS, and other security baskets.

(b)	On February 11, 2005, the Board of Trustees of
Allegiant approved each Fund's investment in ETFs in excess of limits pursuant to section 12(d)(1)(a) of the Investment Company Act of 1940, as amended, in accordance with SEC exemptive relief granted to such ETFs.

(c)	On February 11, 2005, the Board of Trustees of
Allegiant approved each Fund's investment in ETFs in excess of limits pursuant to section 12(d)(1)(a) of the Investment Company Act of 1940, as amended, in accordance with SEC exemptive relief granted to such ETFs.

(e)	On February 11, 2005, the Board of Trustees of
Allegiant approved each Fund's investment in ETFs in excess of limits pursuant to section 12(d)(1)(a) of the Investment Company Act of 1940, as amended, in accordance with SEC exemptive relief granted to such ETFs.